Exhibit 99.1

News Release

Two North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	September 30, 2015

FreightCar America, Inc. Announces Sale of its Railcar Repair and Maintenance Services Business

Chicago, IL, September 30, 2015 — FreightCar America, Inc. (NASDAQ: RAIL) announced today that it has completed the sale of its railcar repair and maintenance services business to Appalachian Railcar Services, Inc. for an aggregate purchase price of $20.0 million in cash and the assumption of certain liabilities by the purchaser.

FreightCar America’s President and Chief Executive Officer, Joe McNeely, said, “The consummation of this transaction will allow us to increase our focus on our railcar manufacturing, parts and leasing businesses. Since 2013, FreightCar America has successfully broadened its product portfolio through the introduction of a number of new railcar types. Moving forward, we will continue to diversify our railcar portfolio and drive additional shareholder value through operational improvements, enhancing productivity through training, technology and automation.”

Republic Partners, LLC advised FreightCar America on the transaction.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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